Exhibit 99.1

Chanticleer Holdings Names Patrick Harkleroad Chief Financial Officer

Troy Shadoin Appointed Chief Accounting Officer

CHARLOTTE, N.C., January 8, 2019 (GLOBE NEWSWIRE) — Chanticleer Holdings, Inc. (NASDAQ:BURG) (“Chanticleer” or the “Company”), owner, operator, and franchisor of multiple nationally recognized restaurant brands today announced it has named Patrick Harkleroad as Chief Financial Officer, in addition to naming Troy Shadoin as Chief Accounting Officer. The appointments complement the recent appointment of seasoned restaurant operator Fred Glick to the role of President.

“I’m thrilled to join Chanticleer Holdings at such an opportune time in its evolution. Living in Charlotte, I’ve been a customer of their better burger brands for some time,” commented Harkleroad. “I believe Chanticleer has established a solid foundation to build upon and that the recent extension of the Chanticleer’s debt by our strategic investors positions us well for the future. I think my financial background, experience and relationships will dovetail perfectly with the skill sets of both Mike and Fred. I look forward to working with them to help shape the Company’s future while focusing on taking it to the next level and creating sustainable shareholder value.”

Harkleroad comes to Chanticleer with over 15 years of CFO experience. During that time, Harkleroad was a CFO consultant with the Business Enhancement Group of Carolina Financial Group (CFG), which focuses on providing financial and operational consulting to CFG’s portfolio and client companies. Harkleroad served as the Chief Financial Officer for one of CFG’s portfolio companies, Trinity Frozen Foods, LLC.

At Trinity, Harkleroad oversaw all financial and accounting functions, while also being integral in bringing operational best practices to the company. Harkleroad was hired to turn around cash flow as the company was in a challenging financial position. Harkleroad created processes for inventory management, developed standard operating procedures (SOPs), integrated customer sales cycles, and worked with operations to streamline production. Harkleroad was responsible for managing all operating funds, closing the books on a monthly basis, reconciling accounts and presenting monthly financial reports in an accurate and timely manner to Trinity’s board. Through his efforts, Trinity improved its cash flow position significantly, and was acquired by a private investor group within nine months of Harkleroad leading its turnaround.

Prior to his CFO role at Trinity, Harkleroad served as Chief Financial Officer of Landmark Leisure Group (LLG) in Charlotte, NC, a development company with a national footprint that created, owned, and operated original restaurant and pub concepts, including Blackfinn Ameripub, Vida Mexican Kitchen, and Strike City Lanes. LLG also partnered with real estate developers to create dining and entertainment destinations in the pub, restaurant and entertainment industries. While at LLG, Harkleroad led the efforts in raising, securing, and restructuring approximately $40 million of capital from lenders, institutional mezzanine funds, and accredited investors to fund the company’s growth. Harkleroad was also responsible for managing the strategic planning process, leading weekly and monthly financial reviews, and partnering with the COO to provide financial data, KPIs, and relevant metrics needed to manage the business, while also being a member of the real estate committee that developed the company’s real estate and site selection.

Harkleroad received his B.S. in Finance from the University of Virginia’s McIntire School of Commerce and earned an MBA from Vanderbilt University’s Owen School of Management.

Chanticleer is also pleased to announce the appointment of Troy Shadoin to the position of Chief Accounting Officer. A seasoned Certified Public Accountant (“CPA”), he brings to Chanticleer a strong track record in analyzing accounting issues, financial reporting, project planning, scheduling, presentations, internal control improvement, collaboration and team leadership, in addition to possessing a management style that is focused, analytical, and results-oriented.

Prior to joining Chanticleer, Shadoin was Corporate Controller for Air T, Inc. (Nasdaq: AIRT) where he was responsible for financial reporting and accounting for the consolidated group of companies. Duties included preparation and review of quarterly and annual financial reports (Form 10-Q and 10-K), consolidation of 15+ subsidiaries and handling all complex accounting matters. Prior to his role at Air T, Inc., he was Senior Manager at Cherry Bekaert LLP.

Shadoin received an undergraduate degree in Business Administration from the University of North Carolina at Chapel Hill and a Masters of Accounting from North Carolina State University. He has been a CPA since 2006.

Mike Pruitt, Chanticleer Chief Executive Officer stated, “I’m pleased to welcome both Patrick and Troy to the Chanticleer family. I believe their combined and comprehensive financial experience in the public markets will be of significant value to Chanticleer as we pursue our next stage of growth. I’m particularly pleased that we have now amassed a world class management team, while still maintaining consistent SG&A spend which remains at historic lows. I’m excited about our collective future and look forward to working with Patrick, Troy and our newly named President Fred Glick to the benefit of our shareholders.”

About Chanticleer Holdings, Inc.

Headquartered in Charlotte, NC, Chanticleer Holdings owns, operates, and franchises fast, casual, and full-service restaurant brands, including American Burger Company, BGR – Burgers Grilled Right, Little Big Burger, Just Fresh, and Hooters. For more information, please visit: www.chanticleerholdings.com.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact Information:

Investor Relations
Jason Assad
678-570-6791
Ja@chanticleerholdings.com